EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of American Banknote Corporation on Form S-3 of our report dated February 21, 1997, appearing in the Annual Report on Form 10-K of American Banknote Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" which is part of this Registration Statement.





/s/ Deloitte & Touche LLP

New York, New York

August 22, 1997